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Exhibit 10.15

Summary of Director Compensation

        We pay our non-employee directors, who consist of all our directors other than our chief executive officer, an annual fee of $75,000 for their services as directors. We pay an annual fee of $20,000 to the chair of the compensation committee, $10,000 to the chairs of the executive committee and the nominating and corporate governance committee, and $5,000 to each non-employee director who serves as a member, but not the chair, of any committee for service on each committee above one. We currently pay an annual fee of $40,000 to the chair of our audit committee, which will be reduced to an annual fee of $25,000 starting on June 15, 2009. Our chairman also also receives an annual fee of $125,000, as well as office space, support services, and healthcare benefits for his services as chairman of our board. Directors who are employees do not receive separate fees for their services as directors. All of the payments described in this paragraph are made in cash.

        Under the terms of our 2006 equity incentive plan, each director who is not employed by, and does not provide independent contractor services as a consultant or advisor to, us or our subsidiaries receives automatic restricted stock awards. We refer to these directors as our "outside directors." Currently, our outside directors are Basil L. Anderson, William F. Concannon, Ronald T. Maheu, Rowland T. Moriarty, Nancy L. Rose and William T. Schleyer. Each outside director who is re-elected as one of our directors or whose term continues after the annual meeting will, on the date of the annual meeting, receive a restricted stock award, vesting in four equal annual installments beginning on the first anniversary of the date of grant, valued at $75,000, based on the closing price of our common stock as of that date. Each person who is first elected an outside director at the annual meeting will receive, on the date of his or her election, a restricted stock award, vesting in four equal annual installments beginning on the first anniversary of the date of grant, in an amount to be determined by our board of directors.

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  Exhibit 10.15